Exhibit 99.1

Press Release

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
November 3, 2010	763-493-6370 / www.mocon.com

MOCON Announces Record Third Quarter Sales

MINNEAPOLIS, MN, November 3, 2010 — MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the quarter ended September 30, 2010.

Net sales for the third quarter 2010 were $7,749,000, a new record for the Company, and an increase of 17 percent compared to $6,601,000 for the third quarter 2009.  Operating income increased 32 percent to $1,553,000 for the third quarter 2010 compared to $1,180,000 for the same period last year.  Net income for the third quarter 2010 was $1,029,000, an 18 percent increase compared to $874,000 in the third quarter 2009.  Diluted earnings per share were $0.19 in the third quarter 2010 compared to $0.16 for the same period in 2009.  Nine-month sales were $22,194,000, an increase of 16 percent compared to $19,194,000 for the first nine months of 2009.  Operating income increased 64 percent to $3,869,000 for the first nine months of 2010 compared to $2,356,000 for the same period last year.  Net income and diluted earnings per share were $3,043,000 and $0.57, respectively, for the first nine months of 2010, increases of 70 percent and 78 percent, respectively, compared to $1,788,000 and $0.32 for the same period in 2009.

We experienced increased sales in all of our major product groups in the third quarter 2010 compared to third quarter 2009. Our international sales, which accounted for 59 percent of consolidated sales in the current quarter, grew by 31 percent over the third quarter in the prior year due primarily to a strong showing in our Asian markets.   Sales of our permeation equipment and services, which accounted for 55 percent of total consolidated sales in the third quarter 2010, increased 15 percent compared to the same period in 2009.  Sales of our gas analyzers, sensors and detectors, which accounted for 19 percent of our total consolidated sales in the third quarter 2010, increased 12 percent compared to the third quarter in 2009.  Sales of our packaging products and services, which accounted for 16 percent of total consolidated sales in the third quarter 2010, increased 12 percent compared to the same period in 2009.  In addition, we experienced a strong quarter in our analytical testing and consulting services area.

The increase in sales in the current quarter, together with our continued strong gross margins, were the main drivers in our operating income growth over the same quarter in 2009.  Our selling, general and administrative expenses were higher in the current quarter compared to the prior year primarily due to higher compensation, benefit and incentive expense, sales commissions, travel and marketing expense.  Our research and development expenses were slightly higher this quarter compared to the same quarter last year due primarily to the emphasis on developing instruments for the food safety markets.

“We are very pleased to report a record sales quarter for the Company.  A significant portion of our growth came from international shipments, most notably to Asia.  In this regard, we are proud to announce that MOCON is a recent recipient of the Governor’s International Trade Award which honors the importance of international trade to the state’s economy.  Our continuing focus is to develop leading-edge technology and instruments that will benefit various industries around the world,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other  factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Sales
Products	$7,070	$6,117	$20,268	$17,874
Consulting services	679	484	1,926	1,320
Total sales	7,749	6,601	22,194	19,194

Cost of sales
Products	2,708	2,386	7,664	7,274
Consulting services	400	297	1,068	784
Total cost of sales	3,108	2,683	8,732	8,058

Gross profit	4,641	3,918	13,462	11,136

Selling, general and administrative expenses	2,567	2,268	8,001	7,340
Research and development expenses	521	470	1,592	1,440
Operating income	1,553	1,180	3,869	2,356

Other income	18	92	577	320
Income before income taxes	1,571	1,272	4,446	2,676

Income taxes	542	398	1,403	888

NET INCOME	$1,029	$874	$3,043	$1,788

Net income per common share:
Basic	$0.20	$0.17	$0.59	$0.33
Diluted	$0.19	$0.16	$0.57	$0.32

Weighted average common shares outstanding:
Basic	5,206	5,251	5,195	5,468
Diluted	5,372	5,313	5,336	5,533

BALANCE SHEET DATA: (unaudited)

	September 30, 2010	December 31, 2009
Assets:
Cash and marketable securities	$8,538	$13,764
Accounts receivable, net	4,965	4,683
Inventories	4,346	4,265
Other current assets	1,107	994
Total current assets	18,956	23,706
Marketable securities, noncurrent	2,894	567
Property, plant and equipment, net	2,873	1,655
Investment in affiliated company	3,403	—
Other assets, net	4,433	4,399

Total assets	$32,559	$30,327

Liabilities and Stockholders’ Equity:
Total current liabilities	$4,902	$4,088
Total noncurrent liabilities	265	257
Stockholders’ equity	27,392	25,982

Total liabilities and stockholders’ equity	$32,559	$30,327